                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Post Properties, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

Contact:      David P. Stockert                          PRESS RELEASE
              Post Properties, Inc.
              (404) 846-5000

  POST PROPERTIES TO AGGRESSIVELY OPPOSE PROXY CONTEST THREATENED BY FORMER CEO

ATLANTA, April 7, 2003 - Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, announced today that John A.Williams, the former chief executive officer and chairman of Post, plans to commence a proxy contest to elect a slate of nominees to the Board of Directors in opposition to the nominees proposed by the current Board.

Robert C. Goddard III, Chairman of the Board of Post Properties, stated "We intend to oppose Mr. Williams' nominees aggressively and to re-elect the current Board. We believe that the best interests of our shareholders can best be realized by the re-election of the current Board and by allowing management the opportunity to move forward with our business plan."

The Company also announced that the lawsuit previously filed by Mr. Williams against the Company and the Board of Directors has been dismissed without prejudice. Mr. Goddard noted, "We are not surprised that Mr. Williams has dismissed this frivolous lawsuit."

The Company and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the Company's 2003 Annual Meeting of Shareholders. Information concerning such participants is available in the Company's Proxy Statement filed with the Securities and Exchange Commission on April 4, 2003. Shareholders are advised to read the Company's Proxy Statement and other relevant documents when they become available, because they will contain important information. Shareholders may obtain, free of charge, copies of the Company's Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2003 Annual Meeting of Shareholders at the SEC's website at (http://www.sec.gov/) or by contacting the Company at the number listed above.

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important risk factors regarding the Company are included under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

Post Properties, Inc., a leading developer and operator of upscale apartment communities in the United States, pioneered building and branding resort-style garden apartments for more than 30 years. Post now also focuses on the creation of high-quality, high-density, live-work-walk neighborhoods in infill locations in major urban markets. The Company has been recognized locally, nationally and internationally for building better neighborhoods and the preservation of historic buildings. Operating as a self-administered and self-managed equity real estate investment trust (REIT), the Company's primary business consists of developing and managing Post(R) brand-name apartment communities.

Nationwide, Post Properties owns approximately 30,078 apartment homes in 80 communities, including 1,377 units currently under development.

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